TRADEMARK LICENSE AGREEMENT

This Trademark License Agreement (the “Agreement”) is entered into as of December 31, 2010 (the “Effective Date”), by and between Chindex International, Inc., a Delaware corporation (“Licensor”), and Chindex Medical Limited, a Hong Kong company limited by shares with company number 1528489 (“Licensee”).  Licensor and Licensee are each herein referred to herein as a “Party” and collectively referred to as the “Parties”.  Any capitalized term not otherwise defined herein have the meaning ascribed in the Formation Agreement (as defined herein).

WHEREAS, (a) Licensor, Licensee, Chindex Medical Holdings (BVI) Limited, a company limited by shares incorporated and existing under the laws of the British Virgin Islands (“New BVI”), Fosun Industrial Co., Limited, a company incorporated in Hong Kong  (“Fosun”), Ample Up Limited (能悦有限公司 in Chinese), a Hong Kong company limited by shares with company number 1439452 (“FSPV”), and Shanghai Fosun Pharmaceutical (Group) Co., Ltd. (复星医药（集团） 股份有限公司 in Chinese), a stock company limited by shares listed on the Shanghai Stock Exchange incorporated and existing under the laws of China with its registered address at Floor 9, No. 510, Cao Yang Road, Shanghai, PRC (“Fosun Pharma”), have previously entered into a Formation Agreement, dated December 28, 2010 relating to the formation of a joint venture between certain Subsidiaries of Licensor and Fosun Pharma (the “Formation Agreement”), and (b) wholly-owned Subsidiaries of Licensor and Fosun are contemporaneously herewith entering into a certain Joint Venture Governance and Shareholders Agreement relating to the ownership and governance of Licensee (the “Shareholders Agreement”); and

WHEREAS, in connection with the transactions contemplated by the Formation Agreement, Licensor has agreed to grant to Licensee a license to use the Marks (as defined herein) pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants, understandings and agreements hereinafter set forth, the Parties hereby agree as follows:

1. License Grant.

1.1. License Grant.  Subject to the terms and conditions set forth in this Agreement, Licensor hereby grants to Licensee, and Licensee hereby accepts, a limited, worldwide, sublicensable (solely as provided herein), non-exclusive, non-transferable, royalty-free (except as otherwise specifically provided in Section 4.1) right and license to use the Marks solely in connection with (a) Licensee’s corporate name and (b) any advertising, marketing and/or promotional activity in connection with the (i) the marketing, distribution and servicing of medical equipment in the PRC and Hong Kong (except that sales and distribution related activities in relation to sales and servicing in the PRC and Hong Kong may take place in other jurisdictions) and (ii) the manufacturing, marketing, sales and distribution of medical devices and medical equipment and consumables (collectively, the “Business”) and solely during the Term (as defined herein) subject to the terms and conditions of this Agreement and as specifically approved by Licensor, except that without the prior written consent of Licensor, which consent may be granted or withheld by Licensor in its sole discretion, Licensee shall not, and the foregoing grant shall not include any right or license to, (x) incorporate or affix the Marks on any products developed, manufactured, distributed or sold by or on behalf of Licensee or (y) use the Marks in connection with any URLs (Uniform Resource Locators) or domain names (including any corresponding sub-domains and derivations thereof).  As used herein, the term “Marks” means (i) the trademarks, trade names and service marks “Chindex” and the Chindex design/logo, as more fully identified and described on Exhibit A hereto and (ii) the trade and corporate name “Chindex”.

1.2. Right to Sublicense.  Subject to the last sentence of this Section 1.2, Licensee shall have the right to sublicense the rights granted to Licensee pursuant to Section 1.1 to any Subsidiary of which it is the majority-owner, solely as necessary to exercise its rights hereunder in connection with the Business; provided, however, that (a) any grant by Licensee of such rights shall automatically terminate upon the occurrence of any event pursuant to which any applicable sublicensee shall cease to be a wholly-owned Subsidiary of Licensee and (b) the foregoing right to sublicense shall not relieve or modify any obligations of Licensee under this Agreement.  Each such sublicense shall be subject to and subordinate to this Agreement, including without limitation, the terms and conditions of Section 4.1, and shall terminate automatically upon the termination of this Agreement.  Notwithstanding anything to the contrary set forth herein, in the event that Licensee determines, in it sole discretion, to enter into any sublicense, it shall, prior to execution, provide Licensor with a copy of such proposed sublicense.  Licensee may execute such sublicense at any time following ten (10) days from Licensor’s receipt of same; provided, however, that if prior to the expiration of such ten (10) day period Licensor provides Licensee with comments to the proposed sublicense, Licensee shall use commercially reasonable efforts to revise the proposed sublicense to address Licensor’s comments prior to execution.

1.3. Limitations.  In no event shall Licensee or any sublicensee use any of the Marks for any purpose other than in connection with the Business, without the prior written consent of Licensor, which consent may be granted or withheld by Licensor in its sole discretion.

2. Reservation of Rights.  Except for the limited right and license granted to Licensee pursuant to this Agreement and subject to the applicable obligations and restrictions set forth herein, nothing shall be construed to restrict, impair, encumber, alter, deprive or adversely affect the Marks or any of Licensor’s rights or interests therein or any other intellectual property, brands, information, content, processes, methodologies, products, goods, services, materials or rights, tangible or intangible, that Licensor may own or control.

3. Covenants, Restrictions, Obligations of Licensee.

3.1 In order to maintain the high reputation and goodwill associated with the Marks, Licensee shall: (a) ensure that the business conducted under and in connection with the Marks is of a quality consistent with industry-accepted standards for the provision of similar goods and services; (b) conform with the highest ethical standards in the conduct of its business practices and corporate governance; (c) refrain from engaging in any illegal, deceptive, unfair or unethical trade practices, (d) refrain from using or exploiting the Marks in any country or territory in which Licensor is restricted from conducting business, as provided in any written notice from Licensor that may be given to Licensee from time to time during the Term; (e) observe all requirements with respect to trademark notices, credits and other forms of attribution as Licensor may, in its sole discretion, direct and communicate to Licensee in connection with any use of the

Marks; and (f) comply with all applicable statutes, laws, rules, regulations, orders, ordinances or judgments in connection with any use of, or any business conducted under the use of, the Marks, including registering as an authorized user of the Marks and/or registering this Agreement in jurisdictions in which such registration is required.

3.2 All goodwill arising from Licensee’s use of the Marks shall inure to the benefit of Licensor and Licensee agrees that it shall not:  (a) contest, attack or question the validity of, or assist any individual or entity in contesting, attacking or questioning, the title or any rights of or claims by Licensor in and to the Marks; (b) directly or indirectly seek for itself or assist any third party to use, register, record, obtain, acquire or attempt to pursue any rights, proprietary or otherwise in the Marks; (c) in any way seek to avoid Licensee’s duties or obligations under this Agreement because of the assertion or allegation by any individual or entity that the Marks are invalid or by reason of any contest concerning the rights of or claimed by Licensor; (d) file or prosecute one or more trademark applications in connection with Licensee’s use or intended use of the Marks or any mark or designation of any kind that is confusingly similar to or dilutive of the Marks, unless expressly requested to do so in writing by Licensor; (e) adopt, adapt, use or display any marks, logos, names, brands, distinctive identification or other material of any kind that is or may be likely to cause confusion to any consumers or otherwise dilute or adversely affect Licensor’s rights in the Marks; (f) create a combination or composite mark consisting of the Marks, commingle the Marks with the trademarks of any third party, or use the Marks in any manner that, directly or indirectly, would dilute, demean, ridicule or otherwise tarnish the image of the Marks or Licensor; or (g) take any action, directly or indirectly, or fail to take any action required hereunder, which is or could be construed as detrimental, damaging or inconsistent with the rights of Licensor in the Marks.  For the avoidance of doubt, (i) Licensor shall have the sole and exclusive right to obtain, hold and renew, in its own name and for its own benefit, all applicable intellectual property right protections in connection with the Marks and all applications and registrations therefor; and (ii) Licensee shall be solely responsible for any and all costs and expenses incurred by Licensor during the Term in connection with the maintenance, registration, recordation and/or enforcement of the Marks and/or Licensor’s right, title and interest therein, including all costs and expenses incurred in connection with administrative proceedings, prosecutions, suits or other actions.

3.3 Upon request of Licensor made (a) periodically but not more than once per year during the Term, or (b) at any time in the event that Licensor has a good faith reason to believe that Licensee may be engaging in any activity which may be in breach of the terms and conditions of Article 1, Section 3.1 and/or Section 3.2, Licensee shall, at its sole cost and expense, promptly send to Licensor representative specimens of all uses of the Marks (including all materials, brochures, advertising, signs or the like bearing the Marks) that Licensee makes or intends to make pursuant to the terms of this Agreement.

3.4 Licensee agrees to provide Licensor with prompt written notice of any infringement or passing off involving the Marks which comes to its attention, and of any action involving the Marks that is threatened or instituted against Licensee or any third party.  If Licensor takes any action to terminate such improper use or undertakes the defense of any such action, Licensee shall cooperate with and assist Licensor in such proceedings.  It is within Licensor’s sole discretion to take any action against third party infringement or passing off of the Marks or to refrain from such action.  Further, Licensee shall execute any and all documents which Licensor or any of its designees may request in support of any registrations, filings, maintenance or renewals in connection with the Marks and provide to Licensor and its designees any and all assistance, information, materials, samples, evidence, testimony and documentation reasonably requested by Licensor in connection with any administrative proceedings, prosecutions, suits or other actions regarding the Marks or as otherwise requested to enable Licensor to perfect, preserve, register, record and enforce its right, title and/or interest in and to the Marks.

3.5 During the Term and in accordance with the terms and conditions of this Agreement, Licensee shall make open and commercial use of the Marks in such a manner as to satisfy the use requirements of each applicable jurisdiction and prevent the loss of rights in the Marks for failure to use the Marks. Such use shall be of a sufficient nature to protect the Marks from cancellation by the local trademark offices for non-use in the applicable jurisdiction and from challenges by third parties claiming abandonment of the Marks for non-use in trademark office or court proceedings. Notwithstanding the foregoing, except as otherwise required to comply with any order entered by a court of competent jurisdiction, failure by Licensee to make open and commercial use of the Marks for any period of six consecutive months shall be deemed a material breach of this Agreement and shall entitle Licensor, at its option, to terminate this Agreement pursuant to Section 7.2(f) hereof.

4. Royalties.

4.1 Calculation of Royalty.  In consideration of the rights and licenses granted herein with respect to use of the Marks by or on behalf of Licensee, solely in the event that Licensor and its Affiliates own or control, in the aggregate, less than thirty percent (30%) of the total equity in Licensee, Licensee shall pay to Licensor during the Term an annual royalty (the “Royalty” or “Royalties”) equal to (a) two percent (2%) of Gross Sales (as such term is defined below) from the sale of goods manufactured by or for Licensee (and its Subsidiaries and sublicensees) and (b) one percent (1%) of Gross Sales from the sale of goods distributed by Licensee (and its Subsidiaries and sublicensees) but not manufactured by or for Licensee (or its Subsidiaries or sublicensees).  For clarity, Gross Sales from the sale of goods distributed by any Subsidiary shall be included in the computation of the Royalties regardless of whether any such Subsidiary is party to any sublicense granted under the terms and conditions of Section 1.2.  Such Royalties shall accrue from and after the effective date of any transaction or other occurrence resulting Licensor and its Affiliates owning or controlling less than thirty percent (30%) of the total equity in Licensee.  All Royalty payments, if any, shall be due and payable to Licensor not later than sixty (60) days following the end of each applicable calendar year during the Term;  provided, however, that, in the event that, during any applicable period during which Royalties were accrued, Licensee did not realize a Net Profit (as such term is defined below), Licensee’s obligation to pay such Royalties shall be held in abeyance until the earlier of (y) sixty (60) days following the end of any subsequent calendar year in which Licensee realizes a Net Profit or (z) an initial public offering of Licensee.  As used herein, the term “Gross Sales” means all revenue recorded in accordance with GAAP and/or Chinese GAAP (as such terms are defined in the Formation Agreement) by Licensee and its Subsidiaries and sublicensees during any applicable period, whether or not Licensee or any such Subsidiary used the Marks in connection with the products, goods, services or other offerings from which such revenue was derived, but excluding revenue solely from Excluded Operations (as defined below) but only to the extent the Marks were not used or otherwise exploited in connection with such Excluded Operations.  For clarity, to the extent any Excluded Operations make use of or otherwise exploit any of the Marks, the revenues from such Excluded Operations shall be included in the computation of the Royalties.  As used herein, the term “Excluded Operations” means the operations conducted by and the products, goods, services and offerings of the Fosun Contributed Companies (as defined in the Formation Agreement) as of the Effective Date.  As used herein, the term “Net Profit” means pre-tax income of JVCO and its subsidiaries, exclusive of extraordinary or nonrecurring items of expense, determined on a consolidated basis in accordance with Chinese GAAP.

4.2 Royalty Reporting.  Following the expiration of each calendar year during the Term in which any Royalties are accrued pursuant to Section 4.1, Licensee shall submit to Licensor a report detailing the Royalty amounts that have accrued during such period, if any (each, a “Royalty Report”).  Each Royalty Report shall be sufficient to enable Licensor to calculate and verify the correctness of the Royalty amounts payable to Licensor pursuant to Section 4.1.

4.3 Audit Rights.  Licensee shall maintain accurate records sufficient to verify the accuracy of the Royalty.  Licensor shall have the right, at its expense upon reasonable advance written notice to Licensee and no more than once per calendar year, to examine and audit such records during Licensee’s normal business hours, solely for the purposes of verifying the correctness of the Royalty amounts paid under this Agreement.  In the event that any such audit reveals any undisputed under reporting or underpayment to Licensor, then Licensee shall  promptly pay Licensor the incremental undisputed amounts that should have been paid.  In the event of a dispute regarding any alleged under reporting or underpayment to Licensor, Licensee and Licensor shall use reasonable, good faith efforts to resolve the same.  Any disputed amounts shall not affect payment of undisputed Royalty amounts.

5. DISCLAIMER OF REPRESENTATIONS AND WARRANTIES.  THE MARKS ARE LICENSED TO LICENSEE HEREUNDER “AS IS” AND “AS AVAILABLE”.  WITHOUT LIMITING THE GENERALITY OF THE PRECEDING SENTENCE, LICENSOR MAKES NO REPRESENTATION OR WARRANTY WITH RESPECT TO THE MARKS AND/OR LICENSEE’S USE THEREOF (OR OTHERWISE WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT), INCLUDING, WITHOUT LIMITATION, AS TO MERCHANTABILITY, NON-INFRINGEMENT, TITLE OR FITNESS FOR ANY PARTICULAR PURPOSE, AND LICENSOR HEREBY EXPRESSLY DISCLAIMS ALL SUCH REPRESENTATIONS AND/OR WARRANTIES, WHETHER EXPRESS OR IMPLIED, OR ORAL OR WRITTEN.

6. Indemnification.  Licensee, at its own cost and expense, shall at all times indemnify, defend and hold harmless Licensor, its Affiliates, Subsidiaries, representatives, employees, and agents (collectively, the “Licensor Indemnitees”) from and against any and all losses, damages, costs and expenses (including reasonable attorneys’ fees and expenses) resulting from or arising out of any third party claim, action, suit or proceeding against any Licensor Indemnitee arising out of or relating to Licensee’s use of the Marks.  Licensee shall have the right to conduct the defense of any such claim, action, suit or proceeding and all negotiations for its settlement or compromise; provided, however, that (a) no settlement or compromise that would impose any obligation or restriction of any nature whatsoever on, or involve any admission of any nature whatsoever, by any Licensor Indemnitee may be entered into or agreed to without Licensor’s prior written approval and (b) Licensor has the right to participate, at its own expense, in the defense and/or settlement of any such claim or action in order to protect its own interests.

7. Term; Termination; Effect of Termination.

7.1 Term.  This Agreement shall become effective on the Effective Date and shall continue until terminated pursuant to the terms and conditions of Section 7.2 hereof (the “Term”).

7.2 Termination.  Licensor may terminate this Agreement, in whole or in part, effective immediately, without notice or prior opportunity to cure any default by Licensee (except as set forth in clause (d) herein), if:  (a) Licensee is declared or adjudicated bankrupt or makes a general assignment for the benefit of creditors, institutes proceedings to be adjudged bankrupt or insolvent or consents to the institution of such proceedings, or admits in writing inability to pay debts generally as they become due, or a petition is filed against Licensee under applicable bankruptcy legislation, or a liquidator, trustee in bankruptcy, custodian, receiver, receiver and manager, or any other officer with similar powers is appointed of or for Licensee; (b) Licensee assigns, transfers, conveys or subcontracts or attempts to assign, transfer, convey or subcontract this Agreement or any right or license under this Agreement in violation of the terms and conditions hereof; (c) FSPV, Licensee, any Subsidiary of Licensee or any Affiliate of FSPV fails to comply in any material respect with the Minority Rights Provisions (as such term is defined in the Shareholders Agreement) of the Shareholders Agreement, which non-compliance and fails to cure any such non-compliance within 30 days after receipt of notice from Licensor regarding the same; (d) the joint venture provided for in the Shareholders Agreement to be conducted through Licensee and its Subsidiaries is terminated; (e) Licensee is liquidated or otherwise undergoes a dissolution and/or (f) Licensee materially breaches any of the covenants, obligations or restrictions set forth in this Agreement and fails to cure any such breach within 30 days after the receipt of notice from Licensor regarding the same.

7.3 Effect of Termination.  Upon any expiration or termination of the Term, (a) all rights and licenses granted by Licensor to Licensee herein shall immediately terminate, (b) Licensee shall discontinue, cease and terminate all use of the Marks; and (c) Licensee shall remove the Marks or destroy all remaining materials in its and its agents’ possession, custody or control within or upon which the Marks appear.

8. Miscellaneous.

8.1 Expenses. Except for any costs expressly assumed by Licensor under this Agreement, Licensee shall be solely responsible for all costs and expenses relating to the exercise of its rights and performance of its obligations under this Agreement.

8.2 Further Assurances. From time to time, without the payment of any additional consideration except as otherwise set forth in this Agreement, each Party will execute all such instruments and take all such actions as the other Party, being advised by counsel, shall reasonably request in connection with carrying out and effectuating the intent and purpose hereof and all transactions and things contemplated by this Agreement.

8.3 Severability.  To the fullest extent that they may effectively do so under applicable Law, the Parties hereto hereby waive any provision of Law which renders any provision of this Agreement invalid, illegal or unenforceable in any respect.  The Parties further agree that any provision of this Agreement which, notwithstanding the preceding sentence, is rendered or held invalid, illegal or unenforceable in any respect in any relevant jurisdiction shall be ineffective, but such ineffectiveness shall be limited as follows:  (a) if such provision is rendered or held invalid, illegal or unenforceable in such jurisdiction only as to a particular Person or Persons or under any particular circumstance or circumstances, such provision shall be ineffective, but only in such jurisdiction and only with respect to such particular Person or Persons or under such particular circumstance or circumstances, as the case may be; (b) without limitation of clause (a), such provision shall in any event be ineffective only as to such jurisdiction and only to the extent of such invalidity, illegality or unenforceability, and such invalidity, illegality or unenforceability in such jurisdiction shall not render invalid, illegal or unenforceable such provision in any other jurisdiction; and (c) without limitation of clause (a) or (b), such ineffectiveness shall not render invalid, illegal or unenforceable this Agreement or any of the remaining provisions hereof.  Without limitation of the preceding sentence, (A) it is the intent of the Parties hereto that, in the event that in any court or arbitral proceeding, such court or arbitral body determines that any provision of this Agreement is illegal, invalid or unenforceable in any relevant jurisdiction to any extent, such court or arbitral body shall have the power to, and shall, (1) modify such provision (including by limiting the Persons against whom, or the circumstances under which, such provision shall be effective in such jurisdiction) for purposes of such proceeding to the minimum extent necessary so that such provision, as so modified, may then be enforced in such proceeding and (2) enforce such provision, as so modified pursuant to clause (1), in such proceeding and (B) upon any determination that any provision of this Agreement is invalid, illegal or unenforceable, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of such parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.  Nothing in this Section 8.3 is intended to, or shall, (x) limit the ability of any Party hereto to appeal any court ruling or enforce or seek to vacate or modify any arbitral award or the effect of any favorable or unfavorable ruling on appeal or (y) limit the intended effect of Section 8.10 or Section 8.13.

8.4 Entire Agreement.  This Agreement constitutes the entire agreement of the Parties hereto with respect to the subject matter hereof and thereof and supersedes all prior agreements and undertakings, both written and oral, between the Parties with respect to the subject matter hereof.

8.5 Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, or by facsimile to the respective Parties hereto at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 8.5):

If to Licensor:

Chindex International, Inc.
4340 East West Highway
Bethesda, MD 20814
Attention: Chief Executive Officer
and Corporate Secretary
Facsimile: 310-215-7777

With a copy to:

Hughes Hubbard & Reed LLP
One Battery Park Plaza
New York, NY 10004
Attention:  Gary J. Simon
Facsimile:  212-422-4726

If to Licensee:

To the registered office of Licensee in Hong Kong

With a copy to:

Shanghai Fosun Pharmaceutical (Group) Co., Ltd.
No. 2 East Fuxing Road
Shanghai 200010
P.R. China
Attention:  Ding Xiaojun
Facsimile:  (86) 021 63325080

8.6 Assignment.  Licensee may not assign, transfer, convey or subcontract this Agreement, or any rights or obligations hereunder, in whole or in part, to any other party without Licensor’s prior, express written consent, as determined by Licensor in its sole and absolute discretion, and any attempt to do so shall be null and void ab initio. Licensor reserves to itself the right, in its sole and absolute discretion, to assign, transfer, convey or subcontract this Agreement, or any of its rights or obligations hereunder, in whole or in part, to any third party, without Licensee’s consent, upon notice to Licensee. This Agreement shall be binding upon, and enforceable by, and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns.  In the event of any permitted assignment by Licensee, the assignee shall agree as a condition to the effectiveness of such assignment in a written agreement in form and substance satisfactory to Licensor (an executed copy of which shall be delivered to Licensor) to assume and agree to be bound by the obligations of Licensee set forth in this Agreement.

8.7 Amendment.  This Agreement may not be amended or modified except by an instrument in writing signed by, or on behalf of, each of the Parties.

8.8 Waiver.  The provisions, terms and covenants of this Agreement may be waived only by a written instrument executed by the Party hereto waiving compliance.  The failure of any Party hereto at any time or times to require performance of any provision of this Agreement shall in no manner affect the right of such Party at a later date to enforce the same.  No waiver by any Party hereto of any breach of any provision, term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of the breach of any other provision, term or covenant of this Agreement.

8.9 No Third Party Beneficiaries.  Except as set forth in Article 6, this Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns, and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

8.10 Governing Law; Waiver of Jury Trial.

(a) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York applicable to contracts executed in and to be performed in that State, without regard to the principles of conflict of Laws of the State of New York or any other jurisdiction.

(b) EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

8.11 Construction.

(a) Unless otherwise expressly specified herein, (i) defined terms in the singular shall also include the plural and vice versa, (ii) the words “hereof”, “herein”, “hereunder” and other similar words refer to this Agreement as a whole, (iii) Section, Article and Exhibit references in this Agreement are to Sections and Articles of and Exhibits to this Agreement, and (iv) words of any gender (masculine, feminine or neuter) mean and include correlative words of the other genders.

(b) The captions in this Agreement are for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

(c) All references to “days” shall be to calendar days unless Business Days are specified.

(d) Unless the context otherwise requires, (i) “or” is not exclusive and (ii) “including” means “including but not limited to” and “including without limitation”.

(e) If any date provided for in this Agreement shall fall on a day that is not a Business Day, the date provided for shall be deemed to refer to the next Business Day.

8.12 Counterparts.  This Agreement may be executed and delivered (including by facsimile transmission or portable document format (“.pdf”)) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

8.13 Dispute Resolution; Arbitration.  Any dispute, controversy or claim arising out of or relating to this Agreement or the transactions contemplated hereby shall be resolved by binding arbitration in accordance with Section 8.03 of the Formation Agreement.

8.14 Relationship of the Parties.  No Party hereto is an agent of the other Party hereto and no Party hereto has any authority to bind any other Party hereto, transact any business in any other Party’s name or on behalf of any other Party, or make any promises or representations on behalf of any other Party.  Each Party hereto will perform all of its respective obligations under this Agreement as an independent contractor, and no joint venture, partnership or other similar relationship shall be created or implied by this Agreement

8.15 Survival.  Articles 2 through (and including) this Article 8 (but not, for the avoidance of doubt, Article 1) shall survive (indefinitely) the cancellation, expiration or termination of this Agreement or of the Term.

8.16 Specific Performance.  The Parties hereto acknowledges that Licensor would not have an adequate remedy at law for money damages in the event that any of the covenants or agreements set forth in this Agreement were not performed or threatened to not being performed by Licensee in accordance with their terms and, therefore, Licensee agrees that Licensor shall be entitled to specific performance, injunctive and other equitable relief in addition to any other remedy to which it may be entitled at law or in equity (without the necessity of proving the inadequacy as a remedy of money damages or the posting of a bond).

8.17 Absence of Presumption.  With regard to each and every term and condition of this Agreement and any and all agreements and instruments subject to the terms hereof, the Parties hereto understand and agree that the same have or has been mutually negotiated, prepared and drafted, and if at any time the Parties hereto (or any court or arbitral tribunal) desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration will be given to the issue of which Party hereto actually prepared, drafted or requested any term or condition of this Agreement or any agreement or instrument subject hereto.

[Signature page follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

CHINDEX INTERNATIONAL, INC.			CHINDEX MEDICAL LIMITED
By:	/s/ Lawrence Pemble		By:	/s/ Lawrence Pemble
	Name:	Lawrence Pemble		Name:	Lawrence Pemble
	Title:	Chief Financial Officer		Title:	Director

[Trademark License Agreement Signature Page]